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                                 November 4, 1998


Larry Tannenbaum
1700 Santa Cruz Ave.
Menlo Park, CA 94025

Dear Larry:

     On behalf of LJL BioSystems, Inc. (the "COMPANY"), I am pleased to offer you the position of Sr. Vice President and Chief Financial Officer. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1.   POSITION.

          a.  You will become Sr. Vice President and the Chief Financial Officer
(CFO) of the Company, working out of the Company's headquarters office in Sunnyvale, California. As CFO you will have overall responsibility for finance, administration, investor relations, as well as being a participant in business development. You will report to the Company's Chief Executive Officer.

          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before November 9, 1998 (which date of employment shall be your "START DATE").

     3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

     4.   COMPENSATION.

          a. BASE SALARY. You will be paid a monthly salary of $15,833.33, which is equivalent to $190,000.00 on an annualized basis. Your salary will be payable pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company).

          b. ANNUAL REVIEW. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

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     5.   STOCK OPTIONS.

          a. INITIAL GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 100,000 shares of the Company's Common Stock ("INITIAL GRANT SHARES") ") at the market price on the date of grant. The Initial Grant Shares will vest at the following rate: 20% of the total Initial Grant Shares shall vest on the first annual anniversary of the vesting commencement date (your Start Date) and 1/20th of the total Initial Grant Shares shall vest on the quarterly anniversary of the vesting commencement date thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option subject to the terms of the Company's 1997 Stock Plan and the Stock Option Agreement between you and the Company and limits under the tax code.

          b. BONUS OPTION. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an additional option to purchase 40,000 shares of the Company's Common Stock ("BONUS SHARES") at the market price on the date of grant. The Bonus Shares will vest on the five year anniversary of the vesting commencement date (your Start
Date), PROVIDED THAT if you meet certain performance milestones (to be mutually agreed on between the CEO and you) during your first twelve months of employment, up to 20% of the Bonus Shares shall vest on the annual anniversary of the vesting commencement date, and PROVIDED FURTHER that if you meet certain performance milestones (to be mutually agreed on between the Chief Executive Officer and you each subsequent 12 month period of employment) during each subsequent twelve month period of employment, up to an additional 20% of the Bonus Shares shall vest on each such subsequent annual anniversary of the vesting commencement date, such that if the performance milestones for each year are fully met, the option to purchase Bonus Shares shall vest at an accelerated rate of 20% per annum on each annual anniversary of the vesting commencement date (full vesting in five years). Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option subject to the terms of the Company's 1997 Stock Plan and the Stock Option Agreement between you and the Company and limits under the tax code.

          c. SPECIAL BONUS OPTION. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a special bonus option to purchase 20,000 shares of the Company's Common Stock ("Special Bonus Shares") at the market price on the date of grant. The Special Bonus Shares will vest on the five year anniversary of the vesting commencement date (your Start Date), provided that if you close the Company's next rounds of equity or debt financing (not including lease lines, lines of credit, and the like) in excess of $15 million during your first eighteen months of employment (or such other performance milestone as mutually agreed on by the Chief Executive Officer and you), up to 100% of the Special Bonus Shares shall vest on the annual anniversary of the vesting commencement date. The option will be an incentive stock option subject to the terms of the Company's 1997 Stock Plan and the Stock Option Agreement between you and the Company and limits under the tax code.
          d. SUBSEQUENT OPTION GRANTS. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

     6.   BENEFITS.

          a. INSURANCE BENEFITS. The Company will provide you with its standard medical and dental insurance benefits, beginning on the first day of the month after the month in which your employment commences, with 100% of the premium paid by the Company. Dependent coverage will be offered at extra cost and partially paid for by you on a pretax basis. Long term disability insurance is included in the benefits package and is paid for by the Company. After you have been employed for three months with the Company, you will be eligible to participate in the Company's 401k retirement plan offered through Prudential Securities. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

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          b.   VACATION.  You will be entitled to 10 days paid vacation per year, pro-rated for the remainder of this calendar year, and one additional week of unpaid vacation. After three years of employment with the Company, you will be entitled to 15 days paid vacation per year. After seven years of employment with the Company, you will be entitled to 20 days paid vacation per year.

     7. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement prior to or on your Start Date.

     8. AT-WILL EMPLOYMENT. Notwithstanding the Company's obligation described in Section 9 below, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

     9. SEVERANCE AGREEMENT. If your employment is terminated by any successor-in-interest to the Company for any reason other than cause within three (3) years after your Start Date, as determined by the Company's Board of Directors, (i) you will be entitled to receive continuation of your base salary for up to six months following the date of termination of your employment (the"SEVERANCE PERIOD"), PROVIDED THAT if you commence full-time employment during the Severance Period, the Company's obligation to pay any severance shall cease at the time of such employment, and (ii) 100% of your unvested outstanding Initial Grant Shares shall immediately vest in full. For purposes of this section, "full-time employment" shall be defined as at least 35 hours per week of compensated labor, including, but not limited to, consulting or other contract work.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement. This letter and Proprietary Information and Inventions Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer shall expire at 12 noon on November 7, 1998 if you have not delivered an acceptance to the Company before then.


                                     Very truly yours,

                                     LJL BIOSYSTEMS, INC.

                                     By:      /s/ Lev J. Leytes
                                             -----------------------------------

                                     Title:  President & Chief Executive Officer
                                             -----------------------------------

ACCEPTED AND AGREED:

Larry Tannenbaum

  /s/ Larry Tannenbaum
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Signature

     November 7, 1998
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Date